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                                                                EXHIBIT 99.23(j)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting part of this Post-Effective Amendment No. 9 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 22, 2002, relating to the financial statements and financial highlights which appears in the September 30, 2002 Annual Report to Shareholders and Trustees of GE LifeStyle Funds, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in such Prospectus and to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information.


PricewaterhouseCoopers LLP
Boston, Massachusetts
January 24, 2003